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                                                                    EXHIBIT 99.1

         On January 10, 2000, Enter Tech issued the following press release:

"Company Press Release

Enter Tech Corporation Completes E-Commerce Acquisition

LOVELAND, Colo.--(BUSINESS WIRE)--Jan. 10, 2000--Enter Tech Corporation (OTCBB:ENTR - news) is proud to announce the finalization of its new acquisition, Shopping Mall Online, Inc.

A definitive agreement was signed on January 7, 2000, with the following terms:
2.4 million shares of Enter Tech restricted common stock will be exchanged for 80% of the outstanding common stock of Shopping Mall Online, Inc. Shopping Mall Online, Inc. plans to launch its innovative site, www.shoppingmallonline.com, by Spring 2000. Shopping Mall Online, Inc. plans to marry the best of `click and mortar' retailers by targeting specific shopping malls across the United States and Canada.

Negotiations are currently underway with several large retail mall groups who have a keen interest in Shopping Mall Online, Inc.'s unique co-branding and marketing strategies. Shopping Mall Online, Inc. also has other projects underway that we believe will make this site one of the most dynamic shopping experiences on the Internet. To maintain a competitive advantage, the details will be released later. However, there is no assurance we will enter into any definitive agreements with the retail mall groups.

The International Data Corporation (IDC) reports the amount of commerce conducted over the World Wide Web will top a staggering $1 trillion by 2003. `Online shopping is expected to grow to $78 billion by 2003' according to Jupiter Communications.

`We were very pleased to complete this acquisition with Shopping Mall Online, Inc.,' said Sam Lindsey, President of Enter Tech. `We immediately recognized the immense opportunity that Shopping Mall Online, Inc. presented to us, and are very excited about the continuing developments and marketing strategies that we plan to employ.'

About Enter Tech

Enter Tech was formed in 1998 to bring new technologies to the market. Since inception, the company has been involved in developing Internet shopping kiosks and intends to search for synergistic ways to utilize the kiosk technology in conjunction with traditional malls and the proposed I-mall.

To learn more about Enter Tech, call Dale Kreiser with Integrity Capital toll free at 877/318-1819 or via E-mail: dale@integritycapital.net.


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The Private Securities Litigation Reform Act of 1995 provides a `safe harbor'
for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Enter Tech Corporation) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the high technology industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Enter Tech Corporation. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, changes in federal or state tax laws, and market competition factors.

Contact:
     Integrity Capital
     Dale Kreiser, 877/318-1819
     E-Mail: dale@integritycapital.net
     Internet: www.integritycapital.net"